Exhibit I-1



                             Sale of South Meadow Facility

                     Reconciliation of Net Utility Plant Inservice

                      Between November 30,2000 and February 28,2001





                                             ($ 000)

                                  Revised     Prior
                                  Balances    Balances

Account Description               @2/28/01    @11/30/00  Difference



 101   Utility Plant Inservice      96,053      96,032         21
 108   Reserve for Accumulated
       Depreciation                (92,535)    (93,107)       572(A)
       Net Utility Plant
       Excluding Dismantlement       3,518       2,925        593


 108   Reserve for Dismantlement
       (B)                          (5,076)      (5,076)


 101 - 108    Net Utility Plant
       Including Dismantlement      (1,558)      (2,151)       593






   (A) "Prior balance" amount included a portion of depreciation that was not related to South Meadow Station; 2/28/01 depreciation reserve amount was revised.


   (B)"Reserve for Dismantlement" represents the costs associated with closure and removal of the plant facilities, which have been accrued over the life of the plant as a component of depreciation.